Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 3, 2020

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2019

INDIANAPOLIS, INDIANA – January 3, 2020 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2019. Hurco recorded net income of $2,098,000, or $0.31 per diluted share, for the fourth quarter of fiscal 2019, compared to net income of $8,302,000, or $1.22 per diluted share, for the corresponding period in fiscal 2018. For fiscal 2019, Hurco reported net income of $17,495,000, or $2.55 per diluted share, compared to $21,490,000, or $3.15 per diluted share, for fiscal 2018.

Sales and service fees for the fourth quarter of fiscal 2019 were $59,989,000, a decrease of $23,062,000, or 28%, compared to the corresponding prior year period and included an unfavorable currency impact of $1,533,000, or 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal 2019 were $263,377,000, a decrease of $37,294,000, or 12%, compared to fiscal 2018, and included an unfavorable currency impact of $8,492,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Michael Doar, Chief Executive Officer, stated, “Sales in North America were the highest ever recorded for the region, which minimized the impact of the slower cycle we’ve seen in Europe and Asia. While Europe is typically our largest market and Asia is a targeted growth market, we’ve had a measured response to the slowing demand due to decades of experience in this highly-cyclical industry. Our experience, pragmatic fiscal discipline, and an agile corporate structure enable us to use this cycle to invest, acquire, and develop systems and technologies that will promote targeted growth in the future. A key acquisition of an automation company we made during the fourth quarter will help our customers increase productivity and profitability by providing technology that solves the problems that limit their success. Practical automation technology has been elusive for high-mix manufacturing and has lacked the flexibility required by our customers who typically manufacture hundreds of different parts in smaller quantities. Automated machine-tending solutions developed by our new automation group, coupled with collaborative robots and our core control technology, will help these high-mix manufacturing businesses navigate the skills gap, increase manufacturing productivity, and increase their profit margin. We are aware of the down cycle that several markets around the world are experiencing, but we have decided to use this time as an opportunity to promote sustainable growth for Hurco.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2019	2018	Change	Change	2019	2018	Change	Change
Americas	$25,034	$28,741	$(3,707)	-13%	$99,064	$90,902	$8,162	9%
Europe	29,498	45,492	(15,994)	-35%	133,675	166,202	(32,527)	-20%
Asia Pacific	5,457	8,818	(3,361)	-38%	30,638	43,567	(12,929)	-30%
Total	$59,989	$83,051	$(23,062)	-28%	$263,377	$300,671	$(37,294)	-12%

Sales in the Americas for the fourth quarter of fiscal 2019 decreased by 13%, compared to the corresponding period in fiscal 2018, primarily due to the fact that the fourth quarter of fiscal 2018 reflected sales resulting from year-end promotional activities following the September 2018 International Manufacturing Technology Show (“IMTS”), which is held in Chicago, Illinois every two years. The year-over-year decrease was partially offset by increased sales of automation and integration systems from a U.S.-based automation integration company acquired by Hurco in the fourth quarter of fiscal 2019, and increased sales of vertical milling machines from a U.S. machine tool distributor acquired by Hurco in the fourth quarter of fiscal 2018 located in California, one of the largest machine tool markets in the U.S. Sales in the Americas for fiscal 2019 increased by 9%, compared to fiscal 2018, primarily attributable to sales of vertical milling machines from the distributor in California acquired in the fourth quarter of fiscal 2018.

European sales for the fourth quarter and fiscal 2019 decreased by 35% and 20%, respectively, compared to the corresponding periods in fiscal 2018, and included an unfavorable currency impact of 3% and 4%, respectively, when translating foreign sales to U.S. dollars for financial reporting purposes. The decreases in European sales for the fourth quarter and fiscal 2019 were primarily attributable to a reduced volume of shipments of Hurco machines in Germany and the United Kingdom, as well as a decrease in sales of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary in Italy, LCM Precision Technology S.r.l (“LCM”).

Asian Pacific sales for the fourth quarter of fiscal 2019 decreased by 38%, compared to the corresponding period in fiscal 2018, and included a negative currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year reduction in Asian Pacific sales primarily resulted from a reduction in customer demand for Hurco vertical milling and lathe machines in China and Southeast Asia. Asian Pacific sales for fiscal 2019 decreased by 30%, compared to fiscal 2018, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease in Asian Pacific sales for fiscal 2019 was primarily attributable to decreased shipments of Hurco vertical milling machines and Takumi bridge mill machines in China, partially offset by increased shipments of Hurco vertical milling machines in India.

Orders for the fourth quarter of fiscal 2019 were $52,911,000, a decrease of $20,112,000, or 28%, compared to the corresponding period in fiscal 2018, and included a negative currency impact of $1,282,000, or 2%, when translating foreign orders to U.S. dollars. Orders for fiscal 2019 were $241,106,000, a decrease of $64,739,000, or 21%, compared to fiscal 2018, and included an unfavorable currency impact of $8,455,000, or 3%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2019 and 2018 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
			$	%			$	%
	2019	2018	Change	Change	2019	2018	Change	Change
Americas	$24,390	$31,255	$(6,865)	-22%	$89,136	$94,160	$(5,024)	-5%
Europe	23,006	35,421	(12,415)	-35%	120,191	170,366	(50,175)	-29%
Asia Pacific	5,515	6,347	(832)	-13%	31,779	41,319	(9,540)	-23%
Total	$52,911	$73,023	$(20,112)	-28%	$241,106	$305,845	$(64,739)	-21%

Orders in the Americas for the fourth quarter and fiscal 2019 decreased by 22% and 5%, respectively, compared to the corresponding periods in fiscal 2018, primarily due to the fact that the fourth quarter and fiscal 2018 reflected orders resulting from year-end promotional activities following IMTS in September 2018. The decrease in orders for fiscal 2019, compared to fiscal 2018, was partially offset by increased customer demand for vertical milling machines and automation and integration systems from the U.S. companies acquired in the fourth quarter of fiscal 2018 and the fourth quarter of fiscal 2019, respectively.

European orders for the fourth quarter and fiscal 2019 decreased by 35% and 29%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 3% and 4%, respectively, when translating foreign orders to U.S. dollars. The year-over-year decreases in orders were driven primarily by decreased customer demand for Hurco and Takumi machines in Germany and Italy, as well as a decrease in customer demand for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the fourth quarter of fiscal 2019 decreased by 13%, compared to the corresponding prior year period, and included a negative currency impact of 2%, when translating foreign orders to U.S. dollars. The year-over-year decrease in Asian Pacific orders was driven primarily by a reduction in customer demand for Hurco machines in India. Asian Pacific orders for fiscal 2019 decreased by 23%, compared to fiscal 2018, and included an unfavorable currency impact of 3%, when translating foreign orders to U.S. dollars, due mainly to decreased customer demand for Hurco and Takumi machines in China and India.

Gross profit for the fourth quarter of fiscal 2019 was $16,240,000, or 27% of sales, compared to $27,851,000, or 34% of sales, for the corresponding prior year period. Gross profit for fiscal 2019 was $77,208,000, or 29% of sales, compared to $91,806,000, or 31% of sales, for fiscal 2018. The year-over-year decreases in gross profit as a percentage of sales were primarily due to lower sales of more complex, higher-performance machines in the European sales region, the impact of fixed costs on lower sales and production volume, and competitive pricing pressures on a global basis.

Selling, general and administrative expenses for the fourth quarter of fiscal 2019 were $14,051,000, or 23% of sales, compared to $16,564,000, or 20% of sales, in the corresponding period in fiscal 2018, and included a favorable currency impact of $229,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general and administrative expenses for fiscal 2019 were $54,668,000, or 21% of sales, compared to $58,010,000, or 19% of sales, in fiscal 2018, and included a favorable currency impact of $1,466,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year reduction in selling, general and administrative expenses were primarily due to a decrease in tradeshow expenses associated with IMTS in September 2018, decreased variable employee compensation and other operating expense reductions implemented during fiscal 2019, partially offset by increased operating expenses associated with the U.S. companies acquired in the fourth quarter of fiscal 2018 and fourth quarter of fiscal 2019, respectively.

The effective tax rates for the fourth quarter and fiscal 2019 were (14%) and 25%, respectively, compared to 22% and 34% in the corresponding prior year periods. The year-over-year decrease in the effective tax rates for the fourth quarter and fiscal 2019 principally resulted from the favorable impact of certain U.S. tax reform provisions available in the current fiscal year, including the full-year impact of a lower U.S. corporate tax rate from 35% to 21%, a new deduction attributable to Foreign-Derived Intangible Income (“FDII”) and the benefit of foreign tax credits included in these tax reform provisions. In addition, the year-over year changes in the effective tax rates included a shift in geographic mix of income and loss among tax jurisdictions. The effective tax rate for fiscal 2018 included one-time charges of $2,894,000 related to the U.S. Tax Cuts and Jobs Act that was enacted in December 2017.

Cash and cash equivalents totaled $56,943,000 at October 31, 2019, compared to $77,170,000 at October 31, 2018. Working capital was $207,229,000 at October 31, 2019 compared to $194,632,000 at October 31, 2018. The increase in working capital was mostly driven by an increase in inventories and a reduction in accounts payable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S. and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, governmental actions and initiatives, including import and export restrictions and tariffs, breaches of our network and system security measures, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, our ability to effectively integrate acquisitions, negative or unforeseen tax consequences and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Sonja K. McClelland
Executive Vice President, Secretary, Treasurer, & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended October 31,		Twelve Months Ended October 31,
	2019	2018	2019	2018
	(unaudited)		(unaudited)
Sales and service fees	$59,989	$83,051	$263,377	$300,671
Cost of sales and service	43,749	55,200	186,169	208,865
Gross profit	16,240	27,851	77,208	91,806
Selling, general and administrative expenses	14,051	16,564	54,668	58,010
Operating income	2,189	11,287	22,540	33,796
Interest expense	18	26	62	100
Interest income	112	81	462	189
Investment income	10	159	356	339
Other income (expense), net	(455)	(860)	28	(1,728)
Income before taxes	1,838	10,641	23,324	32,496
Provision for income taxes	(260)	2,339	5,829	11,006
Net income	$2,098	$8,302	$17,495	$21,490
Income per common share
Basic	$0.31	$1.24	$2.57	$3.19
Diluted	$0.31	$1.22	$2.55	$3.15
Weighted average common shares outstanding
Basic	6,767	6,719	6,759	6,700
Diluted	6,816	6,792	6,815	6,771
Dividends per share	$0.12	$0.11	$0.47	$0.43

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended October 31,		Twelve Months Ended October 31,
Operating Data:	2019	2018	2019	2018
	(unaudited)		(unaudited)
Gross margin	27%	34%	29%	31%
SG&A expense as a percentage of sales	23%	20%	21%	19%
Operating income as a percentage of sales	4%	14%	9%	11%
Pre-tax income as a percentage of sales	3%	13%	9%	11%
Effective tax rate	-14%	22%	25%	34%
Depreciation and amortization	$984	$865	$3,745	$3,713
Capital expenditures	$837	$1,289	$4,870	$5,863

Balance Sheet Data:
	10/31/2019	10/31/2018
Working capital	$207,229	$194,632
Days sales outstanding (unaudited)	49	47
Inventory turns (unaudited)	1.3	1.6
Capitalization
Total debt	$-	$1,434
Shareholders' equity	240,245	222,853
Total	$240,245	$224,287

Hurco Companies, Inc.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	October 31,	October 31,
	2019	2018
ASSETS	(unaudited)	(audited)
Current assets:
Cash and cash equivalents	$56,943	$77,170
Accounts receivable, net	43,279	54,414
Inventories, net	148,851	137,609
Derivative assets	1,391	3,085
Prepaid expenses	9,414	7,332
Other	1,983	1,825
Total current assets	261,861	281,435

Investment income (loss)
Land	868	868
Building	7,352	7,352
Machinery and equipment	28,846	26,840
Leasehold improvements	4,902	3,801
	41,968	38,861
Less accumulated depreciation and amortization	(28,055)	(25,902)
Total property and equipment	13,913	12,959

Non-current assets:
Software development costs, less accumulated amortization	8,318	7,452
Goodwill	5,847	2,377
Intangible assets, net	1,096	938
Deferred income taxes	1,846	2,234
Investments and other assets, net	8,184	8,012
Total non-current assets	25,291	21,013
Total assets	$301,065	$315,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$33,969	$57,518
Derivative liabilities	388	2,020
Accrued payroll and employee benefits	11,564	14,032
Accrued income taxes	1,936	5,180
Accrued expenses and other	5,015	4,122
Accrued warranty	1,760	2,497
Short-term debt	-	1,434
Total current liabilities	54,632	86,803
Non-current liabilities:
Accrued tax liability	2,036	2,194
Deferred income taxes	160	-
Deferred credits and other obligations	3,992	3,557
Total non-current liabilities	6,188	5,751

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,967,719 and 6,891,508 shares issued and 6,767,237 and 6,723,160 shares outstanding, as of October 31, 2019 and October 31, 2018, respectively	677	672
Additional paid-in capital	66,350	64,185
Retained earnings	182,151	167,859
Accumulated other comprehensive loss	(8,933)	(9,863)
Total shareholders' equity	240,245	222,853
Total liabilities and shareholders' equity	$301,065	$315,407